Exhibit 99.1

Palo Alto Networks Announces CFO Transition;

Dipak Golechha Appointed CFO as Luis Visoso Departs

SANTA CLARA, Calif., March 17, 2021 /PRNewswire/ — Palo Alto Networks (NYSE: PANW), the global cybersecurity leader, today announced the appointment of Dipak Golechha to the role of chief financial officer, effective immediately. Golechha will succeed Luis Visoso.

A seasoned finance leader, Golechha joined Palo Alto Networks in late 2020 as senior vice president of finance. Golechha spent 18 years at Procter & Gamble, including in roles as divisional CFO and chief operating officer. Golechha also served for four years as CEO of Excelligence Learning Corporation, a privately held tech-enabled education company.

Jean Compeau is being appointed deputy CFO, and will remain senior vice president and chief accounting officer, taking on more responsibility within the finance organization. Compeau joined Palo Alto Networks in her current capacity in 2012.

“Our world-class finance team has supported our company’s transformation from leadership in network security to being at the vanguard of Cloud and AI,” said Nikesh Arora, CEO and chairman, Palo Alto Networks. “We’re grateful to the whole team for setting us on a solid path for further growth, which Dipak and Jean will take forward. We thank Luis for his contributions and wish him the best in his new role.”

“I’ve seen firsthand the deep bench of expertise in this finance team,” said incoming CFO Golechha. “I couldn’t be more excited to lead us forward and help create further value for shareholders and the company with the innovative work they have been doing.”

Visoso departs Palo Alto Networks to become CFO of Unity, where he has served as a board member.

About Palo Alto Networks

Palo Alto Networks, the global cybersecurity leader, is shaping the cloud-centric future with technology that is transforming the way people and organizations operate. Our mission is to be the cybersecurity partner of choice, protecting our digital way of life. We help address the world’s greatest security challenges with continuous innovation that seizes the latest breakthroughs in artificial intelligence, analytics, automation, and orchestration. By delivering an integrated platform and empowering a growing ecosystem of partners, we are at the forefront of protecting tens of thousands of organizations across clouds, networks, and mobile devices. Our vision is a world where each day is safer and more secure than the one before. For more information, visit www.paloaltonetworks.com.

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